Exhibit 10.30
Sales and Purchases Contract
(English Translation)

The Seller: Wenzhou Zhongyou Fuel Chemical Co., Ltd.	Contract No. ______
The Buyer: Ningbo Keyuan Plastics Co., Ltd.	Place of signing: ______
Date: _______

1.	Name of commodity, trade mark, model, quantity, sum, time of delivery
Commodity	Trade mark	Unit	Quantity	Unit price	Total sum	Time of delivery

2.	Payment terms:

3.
Quality requirements, technical standards, condition and period guaranteed for the quality by the seller: this product is material for 2nd processing, which cannot be used directly and the outcome of direct using will be borne by the buyer automatically. Both parties will be present at the scene for sample seal-up for safekeeping. In case a dispute arises on the quality, the sample will be examined as a standard of judging the quality. In case the buyer does not ask for sample seal-up, it means the buyer gives it up himself. If a later dispute occurs concerning the quality, the buyer will be responsible for any possible consequence.

4.	Place and terms of delivery: at ___________ The buyer picks up the goods and is in charge of the transportation. After delivery of goods all the risks of goods damage will be borne by the buyer.

5.
Terms of transportation and port of arrival and fees: The buyer will bear shipping, shipping fees, pier related fees and cargo insurance fee. If safety or environment problems occur after the ship is berthed, the seller is not responsible. The buyer should ensure that the ships are legally qualified to load and store this product with national equipment safety, quantity and quality standards in concern being fully met.

6.
Reasonable loss and calculation: Both parties sum the payment on the basis of shore tank measurements. The buyer, no matter picking-up the goods himself or via an agent, should check seriously the measurement of shore tank. After both parties – including the carrier entrusted by the buyer -have confirmed the measurement, no other dissent over measurement will be accepted. In case the carrier authorized by the buyer does not agree with the measurement and asks the seller to follow the measurement of an actual survey, any extra expenses caused will be borne by the buyer.

7.	Packaging standards supply and reclaim of packaging material: In bulk.

8.
Measurement and inspection with acceptance: The buyer will send his staff to the scene of inspection. The measurement operation will be done by the seller under the surveillance of the buyer or his agent. Any question concerning the quality or measurement should be raised prior to the ship’s leaving the pier of the seller. Otherwise, it will be considered null and void.

9.
Terms of payment and time-limit: payment will be done according to actual goods delivered with shore tank measurement with previous payment deducted accordingly, and balances to be made by both parties. The seller will provide a VAT invoice for the whole amount of payment.

10.
Terms of secrecy: Unless permitted by the seller in written form, the buyer should not reveal to any third party any secret information he gets from the seller, or make use of it, which includes but is not limited to commercial secrecy, technological secrecy, market secrecy, financial secrecy, management secrecy or other kinds of secrecy.

The buyer should urge his staff not to reveal to any other party the information of the seller and not to make use of it. The buyer promises to make sure that his staff strictly confines the secret information provided by the seller to the scope and purpose of the contract. And without a written agreement by the seller, no secret information should be used for purposes out of the contract or revealed to other companies and individuals not in the contract.

11.
Responsibility for breach of the contract:
(1) In case the buyer delays the payment of goods or delays picking-up, which either is breach of the contract, the seller has the right to terminate the contract and to get a fine of 5% of contract value from the buyer.
(2) In case the product delivered by the seller is not in accordance with the contract, both parties will discuss about the matter for a solution.
(3) In case other breaches occur, the party that violates the contract should compensate the loss caused to the other party. If both sides make an error, each should be responsible for his own.

12.
Force majeure:
(1) Due to force majeure, in case of natural disasters like fires, earthquakes, typhoons, floods etc, or other unforeseeable and inevitable and insurmountable events, which make the contract cease partly or totally, the party or parties that have been affected by the force majeure will not be responsible for breaches, but should notify the other party within 48 hours upon the occurrence of the force majeure, and provide a valid document of proof to the other party within 3 days.
(2) The party or parties influenced by force majeure should do his/their upmost to minimize the damage to implementing the contract.

13.
Dispute settlement:
In case a dispute occurs over the contract, both parties will discuss and negotiate. When a negotiation fails, the case will be brought to People’s Court where the seller is registered.

14.
Validity and others:
(1) This contract has two copies of the same version, with one for each party. They become effective upon chopping regardless of whether a duplicated or fax copy.
(2) A supplementary agreement may attach to the contract for further coverage.
(3) As a supplementary or attached agreement to the contract, it has the same legal right as the contract. In case the contents of an attached document are not in accordance with the contract, the contract overwhelms the attachment. In case a supplementary document is not in accordance with the contract, the supplementary document overwhelms the contract.

The Seller (chopping)	The Buyer (chopping)
Wenzhou Zhongyou Fuel Chemical Co., Ltd.	Ningbo Keyuan Plastic Co., Ltd.

Add: Dongtou County, Zhejiang
Authorized Rep: (signature)	Authorized Rep: (signature)
Tel: 0577-89971188	Tel: 0574-86232942
Fax: 0577-89971188	Fax: 0574-86234706